                                                                    EXHIBIT 99.1
                                 [TRUSERV LOGO]

                                  PRESS RELEASE


                                          For more information contact:
                                          Shelley Hughes
                                          TruServ Corporation
                                          (773) 695-5258/shughes@truserv.com


              JUDITH HARRISON TAPPED FOR TRUSERV BOARD OF DIRECTORS Co-op appoints 4th outside director to build best-in-class board


CHICAGO, August 15, 2002 - Global strategist and marketer Judith Harrison, Principal and Senior Consultant, Judith Harrison & Associates, Inc., has been appointed to TruServ Corporation's board of directors. Harrison will stand for election at the company's next annual meeting of stockholders in May 2003.

     In May 2002, Laurence L. Anderson, David Y. Schwartz and Gilbert L. Wachsman were elected as TruServ's first outside directors as the board began a shift from being solely comprised of storeowners and TruServ's CEO. By year-end 2002, the board will consist of five outside directors, five storeowners and TruServ President and Chief Executive Officer, Pamela Forbes Lieberman.

     "Building a best-in-class company starts with building a best-in-class board of directors," said Bill Blagg, chairman of the board. "With more than 20 years of leadership building global brands and guiding top-tier companies, Judith offers a rare mix of creative and operational strengths. Her marketing expertise and experience with turnarounds make her an excellent resource as we move forward with our strategic plan."

     Harrison began Judith Harrison & Associates, a marketing consulting firm specializing in brand building and business performance improvement, in 2000. Prior to the firm's start-up, she served as CEO of Zanybrainy.com, and from 1998
- 1999 Judith served as president of General Cigar Enterprises. In both organizations, her concept creation and focus on product line mix quickly yielded bottom-line results. During her tenure as president and CEO of The Monet Group, 1994 - 1997, Harrison led the organization from Chapter 11 bankruptcy to global leadership.

     Harrison also served as president of Liz Claiborne Handbags, 1992 - 1994, and made a significant impact on profitability and growth at Yves Saint Laurent Parfums Inc., 1990 - 1992, and at Hecht's, a division of May Department Stores, 1980 - 1990.

     Harrison received her B.B.A. and M.B.A. from the University of Wisconsin in Madison, where she currently serves as a director of the Business School. She is also co-membership chair of the Gotham Chapter of the New York City Young Presidents Organization and was recently elected Trustee of the Village of Plandome, Long Island, where she resides.

     TruServ, headquartered in Chicago, is one of the world's largest member-owned cooperatives with annual sales of $2.6 billion in 2001. The TruServ cooperative includes approximately 6,800 independent retailers worldwide operating under store identities that include True Value, Grand Rental Station, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

                                      -###-